Exhibit 10.22

EMPLOYEE

STOCK OPTION

Granted by

TERRITORIAL BANCORP INC.

under the

TERRITORIAL BANCORP INC.

2010 EQUITY INCENTIVE PLAN

This stock option agreement (“Option” or “Agreement”) is and shall be subject in every respect to the provisions of the 2010 Equity Incentive Plan (the “Plan”) of Territorial Bancorp Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a stock option pursuant to the Plan. The holder of this Option (the “Participant”) hereby accepts this Option, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board shall be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

1.	Name of Participant:

2.	Date of Grant:

3.	Total number of shares of Company common stock that may be acquired pursuant to this Option:

(subject to adjustment pursuant to Section 10 below).

•

All options shall be Incentive Stock Options to the extent possible under applicable IRS rules, with the remainder being Non-Qualified Options. Any Incentive Stock Option that does not qualify as such shall be treated as an Non-Qualified Option.

4.	Exercise price per share:

(subject to adjustment pursuant to Section 10 below)

5.	Expiration Date of Option:

6.	Vesting Schedule. Except as otherwise provided in this Agreement, this Option first becomes exercisable in accordance with the vesting schedule set forth below. This Option may not be exercised on or after the Option’s expiration date.

7.	Exercise Procedure.

This Option shall be exercised in whole or in part by the Participant’s delivery to the Company of written notice (the “Notice of Exercise of Option” attached hereto as Exhibit A) setting forth the number of shares with respect to which this Option is to be exercised, together with payment by cash or other means acceptable to the Committee, including:

(i)	by tendering, either actually or by attestation, shares of Stock valued at Fair Market Value as of the day of exercise;

(ii)	by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise;

(iii)	by personal, certified or cashier’s check, or

(iv)	by other property deemed acceptable by the Committee; or

(v)	by any combination thereof.

8.	Delivery of Shares and Share Holding Requirement.

Delivery of shares of Stock upon the exercise of this Option shall be subject to the following:

(i)	Delivery of shares of Stock shall comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(ii)	The issuance of shares of Stock pursuant to the exercise of this Option may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(iii)	50% of the total number of vested Net Shares (as defined below) must be held by the Participant until termination of service with the Company or the Bank (which includes performing any services for the Company or the Bank as a consultant). “Net Shares” means the number of shares left in the Award after the required number of shares have been sold to pay taxes owed on the Award (for example, if the Award was for 100 shares and 50 shares are sold to pay taxes on the Award, such that the Grantee is left with 50 Net Shares, 25 of those Net Shares would be subject to this holding requirement, such that the Grantee may not sell those 25 shares until termination of service, which may be before Retirement).

9.	Change in Control.

(i)	In the event of a Change in Control, all Options held by the Participant shall become fully vested and exercisable, subject to the expiration provisions otherwise applicable to the Option, whether or not the Participant has a Termination of Service other than for Cause.

(ii)	A “Change in Control” shall be deemed to have occurred as provided in Section 4.2 of the Plan.

10.	Adjustment Provisions.

This Option, including the number of shares subject to the Option and the exercise price, shall be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.

11.	Termination of Option and Accelerated Vesting.

This Option shall terminate upon the Option’s expiration date, or earlier as follows:

(i)	Death. This Option shall vest and become exercisable in full in the event of the Participant’s Termination of Service by reason of the Participant’s death while this Option is unexercised. This Option may thereafter be exercised by the legal representative or legatee of the Participant for a period of one year from the date of death, subject to termination on the expiration date of this Option, if earlier.

(ii)	Disability. This Option shall vest and become exercisable in full in the event of the Participant’s Termination of Service by reason of Disability while this Option is unexercised. This Option may thereafter be exercised for a period of one year from the date of such Termination of Service by reason of Disability, subject to termination on the Option’s expiration date, if earlier. Except to the extent prohibited by Code Section 409A, the Committee shall have sole authority and discretion to determine whether the Participant’s Service has been terminated by reason of Disability.

(iii)	Retirement. If the Participant’s Service terminates by reason of the Participant’s Retirement, the Participant’s vested Options shall remain exercisable for the duration of the term set forth in the Award Agreement and the Participant’s unvested Options shall continue to vest in accordance with the schedule set forth above, provided that, at the request of the Company the Participant serves as a consultant to the Company following Retirement. For purposes of this Award, Retirement means retirement from employment as an Employee on or after attainment of age 65. An Employee who is also a Director shall not be deemed to have terminated Service due to Retirement until both Service as an Employee and Service as a Director have ceased.

(iv)	Termination for Cause. If the Participant’s Service has been terminated for Cause, this Option shall immediately terminate and be of no further force and effect. The Board of Directors shall have sole authority and discretion to determine whether the Participant’s employment has been terminated for Cause.

(v)	Other Termination. If the Participant’s Service terminates for any reason other than death, Disability, Retirement or for Cause, this Option may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of three months following termination, subject to termination on the Option’s expiration date, if earlier.

(vi)	Incentive Option Treatment. No Option shall be eligible for treatment as an incentive stock option in the event such Option is exercised more than three months following termination of employment, or one year following termination of employment due to Disability and provided further, in order to obtain incentive stock option treatment for Options exercised by heirs or devisees of a Participant, the Participant’s death must have occurred while employed or within three (3) months after termination of employment.

12.	Miscellaneous.

(i)	No Option shall confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

(ii)	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

(iii)	Except as otherwise provided by the Committee, Options under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. The Committee shall have the discretion to permit the transfer of Options (except Incentive Stock Options) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of such Immediate Family Members or to charitable organizations, and, provided, further, that such transfers are not made for consideration to the Participant.

(iv)	This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant agrees that he will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof.

(v)	The granting of this Option does not confer upon the Participant any right to be retained in the employ of the Company or any subsidiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Option set forth above.

TERRITORIAL BANCORP INC.

By:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions hereof, including the terms and provisions of the 2010 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2010 Equity Incentive Plan.

PARTICIPANT

EXHIBIT A

NOTICE OF EXERCISE OF OPTION

(BY EMPLOYEES)

I hereby exercise the stock option (the “Option”) granted to me by Territorial Bancorp Inc. (the “Company”) or its affiliate, subject to all the terms and provisions set forth in the Stock Option Agreement (the “Agreement”) and the Territorial Bancorp Inc. 2010 Equity Incentive Plan (the “Plan”) referred to therein, and notify you of my desire to purchase __________________ shares of common stock of the Company (“Common Stock”) for a purchase price of $_________ per share.

I am exercising	___________ Incentive Stock Options
___________ Non-qualified Stock Options

Enclosed please find (check one or more, as applicable):

☐	Cash, personal, certified or cashier’s check in the sum of $ , in full/partial payment of the purchase price.

☐	Stock of the Company with a fair market value of $______ in full/partial payment of the purchase price.*

☐	My check in the sum of $_______ and stock of the Company with a fair market value of $ , in full/partial payment of the purchase price.*

☐	Please sell ______ shares from my Option shares through a broker in full/partial payment of the purchase price.

I understand that after this exercise, ____________ shares of Common Stock remain subject to the Option, subject to all terms and provisions set forth in the Agreement and the Plan.

I hereby represent that it is my intention to acquire these shares for the following purpose:

☐	investment

☐	resale or distribution

Please note: if your intention is to resell (or distribute within the meaning of Section 2(11) of the Securities Act of 1933) the shares you acquire through this Option exercise, the Company or transfer agent may require an opinion of counsel that such resale or distribution would not violate the Securities Act of 1933 prior to your exercise of such Option.

Date:	_________________, ________.
Participant’s signature

*	If I elect to exercise by exchanging shares I already own, I will constructively return shares that I already own to purchase the new option shares. If my shares are in certificate form, I must attach a separate statement indicating the certificate number of the shares I am treating as having exchanged. If the shares are held in “street name” by a registered broker, I must provide the Company with a notarized statement attesting to the number of shares owned that will be treated as having been exchanged. I will keep the shares that I already own and treat them as if they are shares acquired by the option exercise. In addition, I will receive additional shares equal to the difference between the shares I constructively exchange and the total new option shares that I acquire.

EXHIBIT B

ACKNOWLEDGMENT OF RECEIPT OF SHARES

I hereby acknowledge the delivery to me by Territorial Bancorp Inc. (the “Company”) or its affiliate on _____________________________, of stock certificates for ____________________ shares of common stock of the Company purchased by me pursuant to the terms and conditions of the Stock Option Agreement and the Territorial Bancorp Inc. 2010 Equity Incentive Plan, as applicable, which shares were transferred to me on the Company’s stock record books on ____________________.

Date:
Participant’s signature

EXHIBIT TO FORM OF STOCK OPTION AGREEMENT

On August 19, 2010, the Compensation Committee awarded the following stock options to our named executive officers: Mr. Kitagawa was granted an option to acquire 205,979 shares; Mr. Miyamoto was granted an option to acquire 19,524 shares; Mr. Hirata was granted an option to acquire 153,930 shares; Mr. Nakatsuka was granted an option to acquire 146,430 shares; and Mr. Lau was granted an option to acquire 19,524 shares. The exercise price for all of the options is $17.36, which was the closing price of Territorial Bancorp Inc. stock on the grant date. All options expire on August 19, 2020.

The awards vest as follows:

Date	Vested Portion of Award
August 19, 2010	0/6
August 19, 2011	1/6
August 19, 2012	2/6
August 19, 2013	3/6
August 19, 2014	4/6
August 19, 2015	5/6
August 19, 2016	6/6